Exhibit 99.1

News Release

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053

RYDER REPORTS FOURTH QUARTER
AND FULL-YEAR 2004 RESULTS

-Fourth Quarter Net Earnings $62.6 Million, Up from $39.4 Million in 2003-
-Excluding Tax Benefit, Quarterly Earnings were $53.4 Million, Up 36%-
-Comparable Full-Year Earnings Increase 45% on Revenue Growth of 7%-

     MIAMI, February 4, 2005 – Ryder System, Inc. (NYSE:R), a global leader in transportation and supply chain management solutions, today announced net earnings of $62.6 million for the three-month period ended December 31, 2004, up 59% compared with $39.4 million in the same period of 2003. Earnings per diluted share (EPS) were $0.96 for the fourth quarter of 2004, and include a net tax benefit of $0.14 associated with recent developments in various tax matters. Excluding the net tax benefit, earnings of $53.4 million for the fourth quarter of 2004 were up 36% and EPS of $0.82 were up 34% from $0.61 in the year-earlier period. Improved performance was driven primarily by the continuing earnings leverage from revenue growth in the Fleet Management Solutions (FMS) business segment.

     Revenue for the fourth quarter of 2004 was $1.36 billion, up 11% from $1.22 billion in the comparable period last year. The revenue increase for the quarter was led by the FMS business segment, which was up 17% compared with the fourth quarter of 2003. The fourth quarter 2004 revenue growth was led primarily by acquisitions, continued improvement in the commercial rental product line, higher fuel revenue due in part to higher fuel prices, and favorable foreign exchange rates. Commercial rental revenue for the quarter increased 22% compared with the year-earlier period.

     “Our team maintained its focus and closed the year by exceeding our fourth quarter earnings forecast and delivering a full-year increase of 45% in comparable earnings for 2004,” said Ryder Chairman, President and Chief Executive Officer Greg Swienton. “Ryder’s performance in the quarter was once again driven by our Fleet Management Solutions segment, which delivered a double-digit revenue increase and significantly improved earnings. As our organization works to grow all business segments in 2005, we remain committed to improving our cost of delivering products and services, building on our financial strength, further leveraging our operating model, and aggressively competing for profitable business.”

     EPS for the fourth quarter of 2004 included a net charge for restructuring and other recoveries of $0.03 related primarily to the termination of an information technology infrastructure contract. Net earnings in the year-earlier period included a $0.03 per share charge related to the elimination of positions across all areas of the business.

Full-Year 2004 Results

     Revenue for the full-year 2004 was $5.15 billion, up 7% from $4.80 billion in the comparable period of 2003. Ryder’s full-year 2004 net earnings were $215.6 million compared with $131.4 million in the year-earlier period. EPS were $3.28 for 2004 compared with $2.06 for the same period of 2003. EPS for the full-year 2004 included a net tax benefit of $0.14 associated with recent developments in various tax matters, $0.23 of gains from the sale of the Company’s corporate headquarters complex and a $0.06 charge related to restructuring activities. EPS in the year-earlier period included $0.06 in non-cash charges associated with the cumulative effect of changes in accounting principles for variable interest entities and asset retirement obligations (primarily related to components of revenue earning equipment). For comparison purposes, excluding the noted net tax benefit and gains from the sale of the corporate headquarters complex, full-year 2004 earnings were $191.0 million, up 45% from $131.4 million in 2003; comparable full-year 2004 EPS of $2.91 were up 41% from $2.06 in 2003.

Fourth Quarter Business Segment Operating Results

     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment.

Fleet Management Solutions

     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address specific or short-term capacity needs.

     In the FMS business segment, revenue in the fourth quarter of 2004 was $950.6 million, up 17% compared with $811.3 million in the year-earlier period. Dry revenue (revenue excluding fuel) in the fourth quarter of 2004 was $719.4 million, up 10% compared with $655.0 million in the year-earlier period. Fuel revenue for the fourth quarter of 2004 increased 48% compared with the same period in 2003 due primarily to higher fuel costs and related pricing increases. Revenue comparisons also benefited from acquisitions and favorable foreign currency exchange rates.

     Full service lease and programmed maintenance revenue for the fourth quarter of 2004 was 7% higher than the same period last year primarily from acquisitions. Ryder’s fourth quarter 2004 commercial rental revenue grew 22% from the year-earlier period. Rental revenue improvement reflects higher pricing and increased activity levels.

     The FMS business segment’s NBT increased to $89.5 million in the fourth quarter of 2004, up 62% compared with $55.1 million in the same period of 2003. This improvement was related primarily to lease growth from acquisitions, improved commercial rental results, higher vehicle sales gains from stronger volume and pricing, and lower pension costs. Business segment NBT as a percentage of dry revenue was 12.4% in the fourth quarter of 2004, up 400 basis points compared with 8.4% in the same quarter a year ago.

Supply Chain Solutions

     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process – from raw material supply to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.

     In the SCS business segment, fourth quarter 2004 revenue totaled $367.4 million, up nearly 5% from $351.5 million in the comparable period in 2003. Revenue increased because of new business primarily in automotive and transportation management, partially offset by non-renewal of certain customer contracts in prior periods. Fourth quarter 2004 operating revenue

(revenue excluding freight under management) was $245.3 million, essentially flat compared with $246.1 million in the comparable period a year ago.

     The SCS business segment’s NBT was $11.4 million in the fourth quarter of 2004, down from $13.9 million in the same quarter of 2003. Fourth quarter results for 2003 benefited from annual performance-based incentives with several customers, as well as the favorable completion of various customer and vendor matters, which totaled approximately $3 million. Business segment NBT as a percentage of operating revenue was 4.6% in the fourth quarter of 2004, compared with 5.6% in the same quarter of 2003, which included the $3 million mentioned above.

Dedicated Contract Carriage

     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs including routing and scheduling, specialized driver services, and logistical engineering support.

     In the DCC business segment, fourth quarter 2004 revenue totaled $128.5 million, down 1% compared with $130.4 million in the fourth quarter of 2003. Operating revenue (revenue excluding freight under management) in the fourth quarter of 2004 was $125.5 million, down 3% compared with $129.0 million in the year-earlier period. The revenue decrease was due to the non-renewal of certain customer contracts, partially offset by pricing increases associated with higher fuel costs.

     The DCC business segment’s NBT in the fourth quarter of 2004 was $6.8 million compared with $11.5 million in the fourth quarter of 2003. Business segment NBT was impacted by the non-renewal of certain customer contracts, higher safety and insurance expenses, and increased driver-related costs. Business segment NBT as a percentage of operating revenue was 5.4% in the fourth quarter of 2004, compared with 8.9% in the year-earlier period.

Corporate Financial Information

Central Support Services

     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments.

     In the fourth quarter of 2004, CSS costs were $56.9 million, compared with $51.2 million in the year-earlier period. The fourth quarter 2004 increase was due to higher performance-based incentive compensation, technology initiatives and costs related to Sarbanes-Oxley compliance. Full-year CSS costs were $214.7 million, compared with $213.0 million in the same period of 2003.

Capital Expenditures

     Capital expenditures excluding acquisition costs were $1.17 billion for the full-year 2004, compared with $725 million in the same period of 2003. The increase in capital expenditures reflects higher vehicle replacements, primarily related to the lease product line. In addition, approximately $149 million was paid in 2004 in connection with acquisitions.

Leverage and Free Cash Flow

     Balance sheet debt as of December 31, 2004 decreased by $32.7 million compared with year-end 2003. The leverage ratio for balance sheet debt as of December 31, 2004 was 118%, compared with 135% at year-end 2003. Total obligations to equity as of December 31, 2004 were 129%, down from 146% at year-end 2003. Free cash flow through the fourth quarter of 2004 is estimated to be $156.1 million compared with $269.2 million for the year-earlier period. The decrease in free cash flow reflects acquisitions and higher capital expenditures.

     Commenting on the Company’s corporate financial performance, Ryder Executive Vice President and Chief Financial Officer Tracy Leinbach stated, “The performance of Ryder’s business model and improved financial processes enabled us to take on substantial amounts of new revenue in 2004 with only minimal increases in overhead costs and infrastructure. This continues to strengthen and enhance our overall financial position and our ability to support Ryder’s immediate and long-term growth requirements.”

Outlook

     Commenting on Ryder’s outlook for the future, Mr. Swienton said, “We have a very specific Company-wide focus on delivering profitable revenue growth in all segments of our business in 2005. Over the past few years, Ryder has demonstrated that our team’s focus on improving specific aspects of the business produces results. Building on the financial and operational improvements we have made through the past few years, our growth plan is now about improved, consistent execution of the basic sales, business retention and expansion activities. With the foundation and tools already in place, our tasks are well understood by our entire team and we intend to deliver profitable growth for 2005.”

     He continued, “We are reaffirming our first quarter EPS forecast of $0.55 to $0.58, and our full-year 2005 forecast range of $3.20 to $3.30 per share.”

Tax Update

     Earnings for the fourth quarter include a net income tax benefit of $9 million, or $0.14 per share, related to the completion of the audit of the 1995 through 1997 period, partially offset by provisions made for loss contingencies related to recent developments in the audit of the 1998 to 2000 period.

     The audit of the Company’s federal income tax returns for 1995 through 1997 had been in the appeals process with the Internal Revenue Service (IRS) since 2002 and was completed in December 2004, at which time the Company was notified that its settlement with the IRS and claims for capital loss refunds and carry-forwards had been approved by the Congressional Joint Committee on Taxation. As previously announced, the IRS proposed adjustments in November 2004 that challenge certain of Ryder’s tax positions in connection with the audit of the Company’s federal income tax returns for the years 1998 through 2000. In January 2005, the Company received a notice from the IRS summarizing their adjustments and proposing penalties for the underpayment of tax. If the matters are not resolved, the Company intends to file a formal protest to administratively appeal the proposed adjustments by February 22, 2005. However, were the IRS to ultimately prevail on the proposed adjustments, the amount of tax

Ryder would have to pay for all periods to date is approximately $190 million (after offsets of available federal net operating losses and alternative minimum tax credit carry-forwards) plus interest through December 31, 2004 of approximately $52 million, net of related tax deductions. In addition, the IRS has proposed penalties and related interest of approximately $100 million. The Company believes its tax positions comply with applicable tax law and intends to vigorously defend its positions through applicable IRS administrative and judicial procedures, as appropriate.

     The Company has established accruals related to the audit that it believes are appropriate. However, such accruals require management to make estimates and judgments with respect to the outcome of the audit. The resolution of the audit may result in tax liabilities that are higher or lower than the accruals established. Resolution within the amounts accrued would not have a material adverse effect on the Company’s financial position or results of operations but could have a significant impact on cash flows in the period in which the matter is ultimately resolved. Additionally, a resolution that is materially in excess of our tax accruals could have a material adverse effect on the Company’s financial position, results of operations and cash flows in the period in which the matter is ultimately resolved. The Company believes that it has not entered into any other transactions since 2000 that raise the same type of issues identified by the IRS in the 1998 through 2000 audit.

About Ryder

     Ryder provides leading-edge transportation, logistics, and supply chain management solutions worldwide. Ryder’s product offerings range from full-service leasing, commercial rental and programmed maintenance of vehicles to integrated services such as dedicated contract carriage and carrier management. Additionally, Ryder offers comprehensive supply chain solutions, consulting, lead logistics management services and e-Business solutions that support customers’ entire supply chains, from inbound raw materials and parts through distribution and delivery of finished goods. Ryder serves customer needs throughout North America, in Latin America, Europe and Asia.

     The National Safety Council selected Ryder to receive the 2002 Green Cross for Safety Medal – its highest honor – for exemplary commitment to workplace safety and corporate citizenship. For the eighth consecutive year, Ryder was featured in the 2004 Fortune Most Admired Companies survey of corporate reputations. InternetWeek named Ryder as one of the top 100 U.S. companies for effectiveness in using the Internet to achieve tangible business benefits. For the seventh consecutive year, Ryder has been named a top three third-party logistics provider by Inbound Logistics.

     Ryder’s stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. With 2003 revenue of $4.8 billion, Ryder ranks 360th on the Fortune 500.

     For more information on Ryder System, Inc., visit www.ryder.com.

# # #

Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to customer acceptance or competition, customer retention levels, the possibility that changes in customers’ business environments will limit their ability to commit to long-term vehicle leases, changes in market conditions affecting the commercial rental market or the sale of used vehicles, higher borrowing costs and possible decreases in available funding sources caused by adverse changes in debt ratings, resolution of the tax audits described in our filings with the SEC and the amount and timing of any payments required to be made by the Company in connection therewith, changes in accounting assumptions, adequacy of accounting accruals, changes in general economic conditions, availability of heavy- and medium-duty vehicles, increases in fuel prices, availability of qualified drivers, the Company’s ability to create operating synergies in connection with its acquisitions of Ruan and General, and changes in government regulations, including regulations regarding vehicle emissions, drivers’ hours of service and security regulations issued by the Department of Homeland Security. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures: This news release and the attached financial schedules include certain non-GAAP financial measures as defined under SEC rules. We have denoted each non-GAAP financial measure in the attached financial schedules and have provided a reconciliation of each such measure to the most comparable GAAP measure. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the investors area of our website at www.ryder.com.

     Conference Call and Webcast Information:
Ryder’s earnings webcast is scheduled for Friday, February 4, 2005, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman, President and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Tracy Leinbach.

Þ	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG2442233 and Passcode: RYDER.
Þ	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-866-465-1305 (outside U.S. dial 1-203-369-1422) and use the Passcode: 2045, then view the presentation by visiting the investors area of Ryder’s website at www.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended December 31, 2004 and 2003
(In millions, except per share amounts)

	Three Months		Twelve Months
	2004	2003	2004	2003
Revenue	$1,363.2	1,216.9	$5,150.3	4,802.3

Operating expense	615.6	520.7	2,305.9	2,039.1
Salaries and employee-related costs	315.6	306.2	1,233.0	1,242.9
Freight under management expense	125.1	106.8	426.7	414.3
Depreciation expense	177.2	170.6	706.0	624.6
Gains on vehicle sales, net	(8.8)	(3.9)	(34.5)	(15.8)
Equipment rental	28.3	30.6	108.5	200.9
Interest expense	24.7	25.7	100.1	96.2
Miscellaneous income, net	(3.1)	(5.1)	(8.8)	(12.2)
Restructuring and other recoveries, net	2.8	3.5	(17.7)	(0.2)

	1,277.4	1,155.1	4,819.2	4,589.8
Earnings before income taxes and cumulative effect of changes in accounting principles	85.8	61.8	331.1	212.5
Provision for income taxes	(23.2)	(22.4)	(115.5)	(77.0)

Earnings before cumulative effect of changes in accounting principles	62.6	39.4	215.6	135.5
Cumulative effect of changes in accounting principles	—	—	—	(4.1)

Net earnings	$62.6	39.4	$215.6	131.4

Earnings per common share — Diluted:
Before cumulative effect of changes in accounting principles	$0.96	0.61	$3.28	2.12
Cumulative effect of changes in accounting principles	—	—	—	(0.06)

Net earnings	$0.96	0.61	$3.28	2.06

Weighted-average shares outstanding — Diluted	65.5	65.1	65.7	63.9

Memo: EPS Impact of restructuring and other recoveries, net	$(0.03)	(0.03)	$0.17	—

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS — UNAUDITED
PRELIMINARY AND SUBJECT TO RECLASSIFICATION
(Dollars in millions)

	December 31,	December 31,
	2004	2003
Assets:
Cash and cash equivalents	$101.0	140.6
Other current assets	1,091.4	966.5
Revenue earning equipment, net	3,331.7	3,046.0
Operating property and equipment, net	479.6	506.9
Other assets	598.9	618.6

	$5,602.6	5,278.6

Liabilities and shareholders’ equity:
Current liabilities (including current portion of long-term debt)	$1,460.4	1,101.1
Long-term debt	1,393.7	1,449.5
Other non-current liabilities (including deferred income taxes)	1,238.3	1,383.6
Shareholders’ equity	1,510.2	1,344.4

	$5,602.6	5,278.6

SELECTED KEY RATIOS

	December 31,	December 31,
	2004	2003
Debt to equity	118%	135%
Total obligations to equity (a) *	129%	146%

Twelve months ended December 31,	2004	2003

Return on average shareholders’ equity (b)	15.3%	11.0%
Return on average assets (b)	4.0%	2.6%
Average asset turnover	94.4%	96.7%
Return on capital*	7.7%	6.5%

(a)	Total obligations represent debt plus off-balance sheet equipment obligations.

(b)	Includes the effect of accounting changes.

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended December 31, 2004 and 2003
(Dollars in millions)

	Three Months			Twelve Months
	2004	2003	B(W)	2004	2003	B(W)
Revenue:
Fleet Management Solutions:
Full service lease and programmed maintenance	$479.5	449.8	6.6%	$1,896.0	1,791.5	5.8%
Commercial rental	158.6	129.7	22.3%	591.0	490.9	20.4%
Fuel	231.2	156.3	47.9%	802.2	640.7	25.2%
Other	81.3	75.5	7.7%	313.6	308.6	1.6%

Total Fleet Management Solutions	950.6	811.3	17.2%	3,602.8	3,231.7	11.5%
Supply Chain Solutions	367.4	351.5	4.5%	1,354.0	1,362.4	(0.6%)
Dedicated Contract Carriage	128.5	130.4	(1.5%)	506.2	514.7	(1.7%)
Eliminations	(83.3)	(76.3)	(9.2%)	(312.7)	(306.5)	(2.0%)

Total revenue	$1,363.2	1,216.9	12.0%	$5,150.3	4,802.3	7.2%

Business segment earnings:
Earnings before income taxes:
Fleet Management Solutions	$89.5	55.1	62.4%	$312.7	195.0	60.4%
Supply Chain Solutions	11.4	13.9	(18.0%)	37.1	40.1	(7.5%)
Dedicated Contract Carriage	6.8	11.5	(40.9%)	29.5	35.2	(16.2%)
Eliminations	(9.3)	(9.1)	(2.2%)	(32.8)	(33.6)	2.4%

	98.4	71.4	37.8%	346.5	236.7	46.4%
Unallocated Central Support Services	(9.8)	(6.1)	(60.7%)	(33.1)	(24.4)	(35.7%)

Earnings before restructuring and other recoveries, net and income taxes	88.6	65.3	35.7%	313.4	212.3	47.6%
Restructuring and other recoveries, net	(2.8)	(3.5)	20.0%	17.7	0.2	NA

Earnings before income taxes	85.8	61.8	38.8%	331.1	212.5	55.8%
Provision for income taxes	(23.2)	(22.4)	(3.6%)	(115.5)	(77.0)	(50.0%)

Earnings before cumulative effect of changes in accounting principles	62.6	39.4	58.9%	215.6	135.5	59.1%
Cumulative effect of changes in accounting principles	—	—	NA	—	(4.1)	NA

Net earnings	$62.6	39.4	58.9%	$215.6	131.4	64.1%

Note: Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended December 31, 2004 and 2003
(Dollars in millions)

	Three Months			Twelve Months
	2004	2003	B(W)	2004	2003	B(W)
Fleet Management Solutions
Total revenue	$950.6	811.3	17.2%	$3,602.8	3,231.7	11.5%
Fuel revenue	(231.2)	(156.3)	47.9%	(802.2)	(640.7)	25.2%

Dry revenue *	$719.4	655.0	9.8%	$2,800.6	2,591.0	8.1%

Segment net before tax earnings	$89.5	55.1	62.4%	$312.7	195.0	60.4%

Earnings before income taxes as % of total revenue	9.4%	6.8%		8.7%	6.0%

Earnings before income taxes as % of dry revenue *	12.4%	8.4%		11.2%	7.5%

Supply Chain Solutions
Total revenue	$367.4	351.5	4.5%	$1,354.0	1,362.4	(0.6%)
Freight Under Management (FUM) expense	(122.1)	(105.4)	15.8%	(417.0)	(409.9)	1.7%

Operating revenue *	$245.3	246.1	(0.3%)	$937.0	952.5	(1.6%)

Segment net before tax earnings	$11.4	13.9	(18.0%)	$37.1	40.1	(7.5%)

Earnings before income taxes as % of total revenue	3.1%	4.0%		2.7%	2.9%

Earnings before income taxes as % of operating revenue *	4.6%	5.6%		4.0%	4.2%

Dedicated Contract Carriage
Total revenue	$128.5	130.4	(1.5%)	$506.2	514.7	(1.7%)
Freight Under Management (FUM) expense	(3.0)	(1.4)	114.3%	(9.7)	(4.3)	125.6%

Operating revenue *	$125.5	129.0	(2.7%)	$496.5	510.4	(2.7%)

Segment net before tax earnings	$6.8	11.5	(40.9%)	$29.5	35.2	(16.2%)

Earnings before income taxes as % of total revenue	5.3%	8.8%		5.8%	6.8%

Earnings before income taxes as % of operating revenue *	5.4%	8.9%		5.9%	6.9%

*	Non-GAAP financial measure

Note: Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
Periods ended December 31, 2004 and 2003
(In millions, except per share amounts)

FREE CASH FLOW RECONCILIATION

	Twelve Months
	2004	2003
Net cash provided by operating activities	$878.5	811.3
Net cash used in investing activities	(722.4)	(542.1)

Free cash flow *	$156.1	269.2

DEBT TO EQUITY RECONCILIATION

	December 31,		December 31,
	2004	% to Equity	2003	% to Equity
On-balance sheet debt	$1,783.2	118%	$1,815.9	135%
PV of minimum lease payments and guaranteed residual values under operating leases for vehicles(a)	161.1		153.2

Total obligations *	$1,944.3	129%	$1,969.1	146%

NET EARNINGS AND EPS RECONCILIATION

	Three Months 2004		Full Year 2004
	Earnings	EPS	Earnings	EPS
Net Earnings	$62.6	0.96	$215.6	3.28
Less: Gain on Sale of Headquarters, Net of Tax	—	—	15.4	0.23
Less: Net Tax Benefit	9.2	0.14	9.2	0.14

Net Earnings Excluding Headquarters Complex Sale and /or Net Tax Benefit*	$53.4	0.82	$191.0	2.91

RETURN ON CAPITAL RECONCILIATION

	Twelve Months
	2004	2003
Earnings before cumulative effect of changes in accounting principles (as reported)	$215.6	135.5
Restructuring (recoveries), net	(17.7)	(0.2)
Income taxes	115.5	77.0

Earnings before net restructuring (recoveries), income taxes and accounting changes	313.4	212.3
Interest expense	100.1	96.2
Implied interest expense from off-balance sheet debt	6.0	25.0

Adjusted earnings before income taxes	419.5	333.5
Adjusted income taxes	(158.0)	(120.8)

Adjusted net earnings*	$261.5	$212.7

Average total debt	$1,811.5	1,615.7
Average shareholders’ equity	1,412.1	1,193.9

Total capital (as reported)	3,223.6	2,809.6
Average off-balance sheet debt	151.8	446.2

Adjusted total capital *	$3,375.4	$3,255.8

Return on capital (as reported)	6.7%	4.8%

Return on capital *	7.7%	6.5%

(a)	Discounted at the incremental borrowing rate at lease inception.

*	Non-GAAP financial measure